Exhibit 99.1

PharmaCyte Biotech, Inc. Increases Stake in TNF Pharmaceuticals Around Recent
License for Breakthrough Light Speed Computing Platform for Use in Cryptocurrency Applications

TNF new strategic partner LightSolver named a 2025 World Economic Forum Technology Pioneer and recognized in Gartner’s 2025 Hype Cycle for Data Center Infrastructure Technologies

LAS VEGAS, September 2, 2025 (BUSINESS WIRE) — PharmaCyte Biotech, Inc. (Nasdaq:PMCB) (“PharmaCyte” or the “Company”), today announced that it has increased its stake in TNF Pharmaceuticals (Nasdaq: TNFA, “TNF”) by an additional $3 million. The Company does so to help support TNF’s recent acquisition of a license with LightSolver, Ltd. (“LightSolver”), a company recognized by Gartner and the World Economic Forum for its breakthrough innovations. The license is for its revolutionary processing accelerator designed to expedite compute-sensitive computations by harnessing light for computation. This method is designed to reduce energy output by 90% while outpacing conventional graphics processing units, quantum computing and high-performance computing with greater speed and more efficiency. TNF is expected to change its name and ticker symbol to support the new strategy, which it expects to be applied to cryptocurrency mining and blockchain.

PharmaCyte Biotech remains well-capitalized with significant cash resources, with total assets of over $55 million, as of April 30, 2025. The Company continues to evaluate additional opportunities to expand and diversify its investment portfolio.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance, and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect PharmaCyte’s actual results include, without limitation, TNF’s ability to successfully utilize LightSolver’s computing technology in cryptocurrency applications and whether PharmaCyte’s exploration of additional opportunities to create new paths toward shareholder value is successful, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise. More information about PharmaCyte Biotech can be found at https://pharmacyte.com.

Investor Contact:

CORE IR

ir@pharmacyte.com

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